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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of First Data Corporation on Form S-8 of our report dated January 27, 1995 (relating to the consolidated financial statements and schedule of First Financial Management Corporation), appearing in the Annual Report on Form 10-K of First Data Corporation for the year ended December 31, 1995.


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP


Atlanta, Georgia
July 24, 1996